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FORM 4                                 U.S. SECURITIES AND EXCHANGE COMMISSION
-------                                           Washington D.C.  20549

[ ] Check this box if                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    no longer Subject
    to Section 16.      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Form 4 or Form 5      Section 17(a) of the Public Utility Holding Company Act of 1935 or
    obligations may               Section 30(f) of the Investment Company Act 1940
    Continue. See
    Instructions 1(b)
- --------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person  |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|                                        |                                             |  Issuer (Check all Applicable)        |
| Zenner         Patrick          J.     | Geron Corporation (GERN)                    |                                       |
|----------------------------------------|---------------------------------------------| _X_ Director       ___ 10% Owner      |
|   (Last)        (First)        (MI)    |3.IRS Number of       |4.Statement for Month/|                                       |
|                                        |  Reporting Person    |  Year                | ___ Officer (give  ___ Other          |
|c/o Geron Corporation                   |  (Voluntary)         |                      |       title below)     (Specify below)|
|230 Constitution Drive                  |                      |  February 2003       |                                       |
|----------------------------------------|                      |                      |                                       |
|          (Street)                      |                      |----------------------|---------------------------------------|
|                                        |                      |5.If Amendment,Date of|7.Individual or Joint/Group Filing     |
|                                        |                      | Original (Month/Year)|  (Check Applicable Line)              |
|                                        |                      |                      |                                       |
|Menlo Park          CA          94025   |                      |                      | _x_ Form filed by One Reporting Person|
|----------------------------------------|                      |                      |                                       |
|  (City)            (State)     (Zip)   |                      |                      | ___ Form filed by More than one       |
|                                        |                      |                      |     Reporting Person                  |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|                                                                                                                              |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2.Transac-   |3.Trans.  |4.Security Acquired (A) or   |5.Amount of    |6.        |7.Nature of    |
|  (Instr. 3)                |  tion Date  |  Code    |  Disposed of (D)            |  Securities   |Ownership |  Indirect     |
|                            | (Mon/Day/Yr)|(Instr. 8)|  (Instr. 3, 4 & 5)          |  Beneficially |Form Dir. |  Beneficial   |
|                            |             |     |    |               |    |        |  Owned at End |(D) or    |  Ownership    |
|                            |             |     |    |               |(A) |        |  of Month     |Indirect  |  (Instr. 4)   |
|                            |             |Code | V  |     Amount    |(D) |  Price |  (Instr. 3&4) |(I)       |               |
|                            |             |     |    |               |    |        |               |(Instr. 4)|               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
|                            |             |     |    |               |    |        |               |          |               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
|                            |             |     |    |               |    |        |               |          |               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
|                            |             |     |    |               |    |        |               |          |               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|

*For services rendered

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

FORM 4 (continued)        TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, covertible securities)
-------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Trans- |5.Number of      |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|action   |  Derivative     |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Code     |  Securities     |and        |  Securities         |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or|Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |         |  Disposed of (D)|Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4&5)|(Mon/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                 | Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                 |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                 |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-----------------|Date |Exp. |  Title   |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |  (A)   |  (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock     |$1.83    |2/21/| A  | V  | 2,500  |        |2/21/|2/21/|Common    | 2,500    |          |57,500    | D  |          |
|Option    |         |03   |    |    |        |        |03   |13   |Stock     |          |          |          |    |          |
|(right to
|buy)
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|

Explanation of Responses:

                  /s/ Olivia Bloom for Patrick J. Zenner    4/4/03
                  --------------------------------------    ----------
                             Signature                      Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.